QUIPP, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
          For Each of the Years Ended December 31, 1994, 1993 and 1992



      PRIMARY                       1994        1993        1992
                                    ----        ----        ----

Net income (loss)                    $1,376,206     $321,136    $701,970
                                    ============  ==========   =========
Weighted average number of common
  shares outstanding during the year  1,469,465    1,469,465   1,469,465

Add-common equivalent shares
  (determined using the "treasury
  stock" method) representing shares
  issuable upon exercise of employee
  stock options                          87,507       41,297      77,135
                                    -----------    ---------   ---------
Weighted average number of shares
  used in calculation of net income
  per share                           1,556,972    1,510,762   1,546,600
                                    ===========   ==========  ==========
Net income per common share
                                     $      .88   $      .21   $     .45
                                    ===========   ==========  ==========